EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 28, 2002

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated on or about June 28, 2002 of L90, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Copy to:
Mr. Steve Kantor, L90, Inc.

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